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                                 EXHIBIT 12.

              Computation of Ratio of Earnings to Fixed Charges



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                                                                      EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)


                                                                              1994      1993      1992      1991      1990
                                                                             ------    ------    ------    ------    ------
Earnings as defined:
  Income before provision for income taxes ...............................   $116.6    $202.9    $144.6    $182.6    $185.7
  Fixed charges ..........................................................     60.1      55.3      60.1      63.9      67.3
  Capitalized interest included in fixed charges .........................               (2.8)     (2.0)     (1.2)     (1.1)
  Amortization of capitalized interest ...................................      3.4       3.5       3.5       3.3       3.6
  Distributed income of affiliate accounted for by the equity method .....                                              4.5
                                                                             ------    ------    ------    ------    ------
      Total ..............................................................   $180.1    $258.9    $206.2    $248.6    $260.0
                                                                             ======    ======    ======    ======    ======

Fixed charges as defined:
  Interest and debt expense (includes amortization of debt expense
     and discount) .......................................................   $ 53.7    $ 46.9    $ 51.7    $ 55.5    $ 59.3
  Capitalized interest ...................................................                2.8       2.0       1.2       1.1
  Interest expense on guaranteed debt of affiliate accounted for
     by the equity method ................................................                                               .6
  Portion of rentals representative of the interest factor ...............      6.4       5.6       6.4       7.2       6.3
                                                                             ------    ------    ------    ------    ------
       Total .............................................................   $ 60.1    $ 55.3    $ 60.1    $ 63.9    $ 67.3
                                                                             ======    ======    ======    ======    ======

Ratio of earnings to fixed charges .......................................      3.0       4.7       3.4       3.9       3.9
                                                                             ======    ======    ======    ======    ======